                                                                  Exhibit: 10.6D


CORDEV CORPORATION     [LOGO]       Corporate Development
                                     Suite 400, Stanford Financial Square
                                     2600 El Camino Real, Palo Alto, California
                                     94306 - 650-493-9111
June 15, 1998

Dr. Gail Patton DaMert, C E 0
The DaMert Company
1609 Fourth Street
Berkeley, CA 94710
(mailed to Kentfield address)

Dear Gail:

This letter is an exclusive "Finder" agreement between CorDev Corporation ("CorDev"), and the DaMert Company ("Client"), under which CorDev will act as Client's exclusive Project Manager for the disposition of all or a part of Client's stock and/or assets (the "Sale").

If anyone other than CorDev should approach Client with the name of a potential buyer "Prospect", Client will refer them to CorDev without in any way obligating Client or CorDev to paying them a fee. If any potential Prospects have in the past contacted Client or in the future should contact Client directly, they are also included in this Agreement and shall be referred by Client to CorDev.

In the event of a Sale during the term of this Agreement, Client will pay CorDev a "Success Fee" in cash at the time of the legal Closing of the Sale. The Success Fee shall be: $200,000 plus 2% of the total Sale price paid. This Success Fee is contingent upon the Closing of the Sale; if no sale is made, no Success Fee is due. If any part of the Sale's consideration shall be contingent upon future earnings or the determination of any other fact in the future, the 2% portion of CorDev's Success Fee payable on those amounts shall be paid at the same time as such contingent payments are made to Client or its shareholders. In all other cases, payment to CorDev shall be made at the Closing as provided above.

For purposes of this Agreement, the words "merger", "consolidation", "sale", and "acquisition of the seller" are synonymous.

In addition to said Success Fee and whether or not a sale is closed, Client agrees to pay CorDev a retainer fee of $4,000 per month due in advance monthly commencing July 1, 1998.

Client also agrees to reimburse CorDev monthly for reasonable out-of-pocket expenses incurred by CorDev in connection with the performance of this Agreement. These expenses shall include travel, telephone, and similar out-of-pocket disbursements, but shall exclude personnel time, indirect overhead and similar costs related to the operation of CorDev's business. All large expenses, e.g., travel, shall require preapproval by Client before being incurred. Reimbursement invoices shall be accompanied by such accounting and substantiation as Client shall reasonably request.

CorDev agrees that it will not disclose any information regarding Client which Client directs it not to disclose. Except as contemplated by this Agreement or necessary to carry out the transactions herein contemplated, all information or documents furnished by Client to CorDev shall be kept confidential and in the event that no Sale is consummated, shall be returned to Client by CorDev.

After November 30, 1998, this Agreement may be terminated by either Client or CorDev at any time for any reason by giving written notice to the other party at least 30 days prior to termination date. If this Agreement is terminated, and within 18 months after the date of said termination a closing of Sale as hereinabove described occurs between Client and one or more of those Prospects that have been identified to Client by CorDev or with whom CorDev has been in contact on behalf of Client, then Client shall pay CorDev the full Success Fee due it as if this Agreement had not been terminated.

This Agreement shall become effective July 1, 1998, and shall not be amended except by written agreement signed and accepted by both Client and CorDev.

ACCEPTED AND AGREED:                        ACCEPTED AND AGREED:

DaMert Company                              CorDev Corporation

                                            /s/  R. P. Oliver
--------------------------------            -----------------------------------
BY: Gail P. DaMert, CEO                     BY: R. P. Oliver, President


                                                6-15-98
----------------                            ----------------
   (date)                                       (date)